Exhibit 21

                    SUBSIDIARIES OF THE REGISTRANT

Except as indicated otherwise, the subsidiaries listed below are 100% owned by the registrant as of March 29, 1996.

                                                  COUNTRY OR STATE
       NAME OF SUBSIDIARY                         OF INCORPORATION
       ------------------                         ----------------
   Everest & Jennings, Inc.                           California
   Smith & Davis Manufacturing Company                Missouri
   Everest & Jennings Canadian Ltd.                   Canada
   Everest & Jennings de Mexico, S.A. de C.V. (a)     Mexico

             (a) 80% owned by the registrant

Subsidiaries omitted from this list, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.